Exhibit 99.1

Press Release April 20, 2026
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2026 Results

FORT WAYNE, INDIANA, April 20, 2026 / PRNewswire /

First Quarter 2026 Performance Highlights:

▪	Record steel shipments of 3.6 million tons
▪	Continued commissioning and increased production from aluminum flat rolled sheet operations
▪	Net sales of $5.2 billion, operating income of $538 million, and net income of $403 million
▪	Adjusted EBITDA of $700 million and cash flow from operations of $148 million, which was reduced by the annual companywide retirement profit-sharing distribution of $120 million
▪	First quarter 2026 cash dividend increase of six percent

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2026 financial results. The company reported first quarter 2026 net sales of $5.2 billion and net income of $403 million, or $2.78 per diluted share. Comparatively, the company’s sequential fourth quarter 2025 net income was $266 million, or $1.82 per diluted share and prior year first quarter net income was $217 million, or $1.44 per diluted share.

“The teams executed well, delivering a strong first quarter 2026 performance across all of our platforms, with operating income increasing $228 million, or 73 percent,” said Mark D. Millett, Chairman and Chief Executive Officer. “The improvement in earnings was driven by record steel shipments combined with higher steel prices. Our three-year after-tax return-on-invested capital of 13 percent is a testament to our ongoing high-return capital allocation execution. We are growing, returning capital to shareholders, and maintaining strong returns with best-in-class performance compared to domestic manufacturers.

“Underlying steel demand strengthened during the first quarter 2026, as customer orders rebounded and backlogs increased across our steel and steel fabrication operations,” said Millett. “Steel prices continued to improve, and lead times extended. Additionally, value-added flat rolled steel margins expanded from fourth quarter 2025 lows. We are seeing an improved steel market environment, supported by domestic trade actions, manufacturing onshoring, infrastructure program funding, and the increasing regionalization of supply chains in the United States. Long product steel demand remains very strong, especially for structural steel and railroad rail. Looking ahead, we expect to benefit from strong demand across our platforms.

“The aluminum team is continuing with the successful commissioning and startup of our Columbus, Mississippi aluminum flat rolled products mill,” continued Millett. “The teams successfully produced finished products for the industrial and beverage can sectors, receiving product qualifications from numerous can sheet consumers and additional qualifications are ongoing. They also produced and received qualifications for aluminum hot band for use in automotive applications and are currently in the process of qualifying automotive quality finished products from our first recently operational continuous anneal and solution heat treat (CASH) line. Alongside our additional investments throughout the company, aluminum provides an exciting avenue for our ongoing growth.”

First Quarter 2026 Comments

First quarter 2026 operating income for the company’s steel operations was $557 million, or 73 percent higher than sequential fourth quarter results, due to record shipments and metal spread expansion across the platform, as steel pricing increased more than ferrous scrap costs. The first quarter 2026 average external product selling price for the company’s steel operations increased $86 sequentially to $1,193 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $22 sequentially to $396 per ton. The energy, non-residential construction, automotive, and industrial sectors led steel demand in the quarter. Flat rolled steel pricing has rebounded from the recent lows experienced in the second half 2025, and steel producer lead times are at strong levels.

Compared to sequential fourth quarter results, first quarter 2026 operating income from the company’s metals recycling operations increased 155 percent to $47 million, driven by higher ferrous and nonferrous average selling values. Shipments were marginally lower, as scrap flows were negatively impacted by winter weather conditions in portions of January and February.

The company’s steel fabrication operations achieved operating income of $90 million in the first quarter 2026, steady with fourth quarter sequential results, as higher shipments were offset by metal spread compression primarily related to increased steel raw material input costs. Customer order activity has significantly increased since the end of 2025, with the customer order backlog over 38 percent higher than a year ago and extending through the third quarter and into October 2026. Improved demand was supported largely by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Further, the accelerated announcements related to meaningful domestic investments in manufacturing and increased onshoring, coupled with the U.S. infrastructure program, are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steel.

First quarter 2026 operating losses associated with the continued construction and startup of the company’s aluminum operations in the U.S. and Mexico were $65 million, or $17 million higher than fourth quarter sequential results. Aluminum flat rolled finished product shipments increased from 14,600 metric tons in the sequential fourth quarter to 22,500 metric tons in the first quarter 2026. Operating costs were significantly higher in January, as the team experienced normal startup issues, necessitating a temporary pause in operations and the write-off of some inventory. The issues were resolved and the company believes both shipments and earnings will increase sharply in the second quarter 2026. Demand for aluminum flat rolled products across the company’s consumer sectors remains strong, with the supply deficit growing.

The company generated cash flow from operations of $148 million during the first quarter 2026, after funding the annual companywide retirement profit-sharing distribution of $120 million. Working capital (excluding profit-sharing and income taxes) increased $413 million in the first quarter, as product pricing and demand improved across the business and the aluminum operations continued to ramp. The company also invested $138 million in capital investments, paid cash dividends of $72 million, and repurchased $115 million of its outstanding common stock, while maintaining strong liquidity of $2.0 billion as of March 31, 2026.

Outlook

“We remain constructive that market conditions are in place for domestic steel and aluminum consumption to be strong through 2026 and into the following years,” said Millett. “Customer optimism, order entry activity, and pricing have been improving across our business. Additionally, discussions with our customers further underscore the growing importance of lower-carbon, domestically produced steel and aluminum products, positioning our businesses for a sustainable long-term competitive advantage. As unfair trade practices diminish, policy clarity improves, and U.S. manufacturing continues to expand, we believe a favorable market environment will follow.

“The aluminum team continues to make progress commissioning the company’s Columbus, Mississippi aluminum flat rolled products mill, as well as the San Luis Potosi, Mexico satellite recycled aluminum slab center. Two of the three planned cold mills are ramping operations and producing prime products, with the third cold mill scheduled to commission in the third quarter 2026. Additionally, the first of our two planned CASH lines to be used for the production of finished automotive products is now operational and has produced qualification material for automotive customers. The second CASH line is also expected to commission in the third quarter 2026.

“We have deliberately aligned our growth strategy with our customers’ developing needs, prioritizing product excellence, supply-chain efficiency, and sustainability. Building on our strong positions in steel, we are expanding into high recycled-content aluminum to serve adjacent markets where customer demand is accelerating. This opportunity spans the counter-cyclical beverage can and packaging segment and extends to automotive, industrial, and construction applications. Backed by a performance-based culture and a proven ability to develop and operate cost-efficient, high-margin mills, we are well positioned to deliver attractive long-term value through this expansion.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continues to positively differentiate our performance from the rest of the industry. We continue to focus on delivering superior value to our team members, customers, and shareholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2026 operating and financial results on Tuesday, April 21, 2026, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on April 30, 2026.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company has also recently added aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) the cyclical nature of the metals industries and the industries we serve; (4) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (5) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (6) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (7) compliance with and changes in environmental and remediation requirements; (8) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (9) availability of an adequate source of supply of scrap for our metals recycling operations; (10) cybersecurity threats and risks to the security of our sensitive data and information technology; (11) the implementation of our growth strategy; (12) our ability to retain, develop and attract key personnel; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) difficulties in the launch or production ramp-up of new products; (16) our aluminum operations depend on a core group of significant customers; (17) governmental agencies may refuse to grant or renew some of our licenses and permits; (18) our existing debt agreements contain, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (19) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:

Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Ended
	2026	2025	Dec. 31, 2025
Net sales	$5,204,858	$4,369,195	$4,414,048
Costs of goods sold	4,441,635	3,882,651	3,884,757
Gross profit	763,223	486,544	529,291

Selling, general and administrative expenses	175,220	181,808	184,646
Profit sharing	42,198	22,695	27,196
Amortization of intangible assets	7,801	6,897	7,219
Operating income	538,004	275,144	310,230

Interest expense, net of capitalized interest	33,241	12,131	26,958
Other (income) expense, net	(8,450)	(17,641)	(27,333)
Income before income taxes	513,213	280,654	310,605

Income tax expense	113,108	62,975	46,090
Net income	400,105	217,679	264,515
Net loss (income) attributable to noncontrolling interests	3,331	(528)	1,518
Net income attributable to Steel Dynamics, Inc.	$403,436	$217,151	$266,033

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.79	$1.45	$1.83

Weighted average common shares outstanding	144,797	150,262	145,627

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.78	$1.44	$1.82

Weighted average common shares and share equivalents outstanding	145,321	150,809	146,249

Dividends declared per share	$0.53	$0.50	$0.50

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and equivalents	$556,527	$769,878
Accounts receivable, net	2,056,434	1,682,660
Inventories	3,908,120	3,738,516
Other current assets	274,089	293,117
Total current assets	6,795,170	6,484,171

Property, plant and equipment, net	8,549,876	8,569,466

Intangible assets, net	323,489	331,290

Goodwill	477,471	477,471

Other assets	574,213	557,382
Total assets	$16,720,219	$16,419,780
Liabilities and Equity
Current liabilities
Accounts payable	$1,379,494	$1,231,358
Income taxes payable	135,202	67,315
Accrued expenses	633,899	788,926
Current maturities of long-term debt	22,124	34,655
Total current liabilities	2,170,719	2,122,254

Long-term debt	4,178,669	4,176,508

Deferred income taxes	1,042,980	1,004,375

Other liabilities	194,449	186,232
Total liabilities	7,586,817	7,489,369

Commitments and contingencies

Redeemable noncontrolling interests	141,226	141,226

Equity
Common stock	653	653
Treasury stock, at cost	(8,088,699)	(7,980,549)
Additional paid-in capital	1,237,939	1,248,634
Retained earnings	16,015,823	15,689,042
Accumulated other comprehensive loss	(858)	(598)
Total Steel Dynamics, Inc. equity	9,164,858	8,957,182
Noncontrolling interests	(172,682)	(167,997)
Total equity	8,992,176	8,789,185
Total liabilities and equity	$16,720,219	$16,419,780

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2026	2025
Operating activities:
Net income	$400,105	$217,679

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	159,280	133,756
Equity-based compensation	17,451	17,040
Deferred income taxes	32,669	16,249
Other adjustments	(2,293)	(4,195)
Changes in certain assets and liabilities:
Accounts receivable	(373,774)	(303,602)
Inventories	(174,427)	13,810
Other assets	21,001	(32,115)
Accounts payable	156,905	248,600
Income taxes receivable/payable	74,432	42,815
Accrued expenses	(163,033)	(197,434)
Net cash provided by operating activities	148,316	152,603

Investing activities:
Purchases of property, plant and equipment	(137,979)	(305,506)
Purchases of short-term investments	-	(10,000)
Proceeds from maturities of short-term investments	-	137,811
Other investing activities	(1,087)	(1,064)
Net cash used in investing activities	(139,066)	(178,759)

Financing activities:
Issuance of current and long-term debt	599,469	1,405,943
Repayment of current and long-term debt	(612,359)	(432,527)
Dividends paid	(72,470)	(69,514)
Purchase of treasury stock	(115,087)	(250,138)
Other financing activities	(22,312)	(30,469)
Net cash (used in) provided by financing activities	(222,759)	623,295

Increase (decrease) in cash, cash equivalents, and restricted cash	(213,509)	597,139
Cash, cash equivalents, and restricted cash at beginning of period	775,272	595,010
Cash, cash equivalents, and restricted cash at end of period	$561,763	$1,192,149

Supplemental disclosure information:
Cash paid for interest	$26,000	$28,477
Cash paid for income taxes, net	$4,491	$3,717

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	First Quarter
	2026	2025	Q4 2025
External Net Sales
Steel	$3,538,743	$3,067,016	$3,141,366
Steel Fabrication	355,433	352,307	347,252
Metals Recycling	593,183	534,895	463,039
Aluminum	227,393	66,576	157,747
Other	490,106	348,401	304,644
Consolidated Net Sales	$5,204,858	$4,369,195	$4,414,048
Operating Income (Loss)
Steel	$556,564	$229,963	$322,337
Steel Fabrication	89,514	116,745	90,545
Metals Recycling	47,467	25,710	18,642
Aluminum	(64,592)	(28,735)	(47,098)
	628,953	343,683	384,426

Non-cash amortization of intangible assets	(7,801)	(6,897)	(7,219)
Profit sharing expense	(42,198)	(22,695)	(27,196)
Non-segment operations	(40,950)	(38,947)	(39,781)
Consolidated Operating Income	$538,004	$275,144	$310,230
Adjusted EBITDA
Net income	$400,105	$217,679	$264,515
Income taxes	113,108	62,975	46,090
Net interest expense	26,053	2,316	17,135
Depreciation	149,194	125,122	136,467
Amortization of intangible assets	7,801	6,897	7,219
EBITDA	696,261	414,989	471,426
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	(11,594)	19,153	9,482
Equity-based compensation	15,230	14,181	24,513
Adjusted EBITDA	$699,897	$448,323	$505,421

Other Operating Information
Steel
Average external sales price (Per ton)	$1,193	$998	$1,107
Average ferrous cost (Per ton Melted)	$396	$386	$374

Flat Roll shipments
Butler, Columbus, and Sinton	2,011,443	2,119,187	1,902,346
Steel Processing divisions *	686,440	492,627	556,336
Long Product shipments
Structural and Rail Division	490,971	437,398	445,978
Engineered Bar Products Division	194,022	191,658	170,539
Roanoke Bar Division	167,837	144,186	139,287
Steel of West Virginia	88,155	96,483	89,648
Total Shipments (Tons)	3,638,868	3,481,539	3,304,134

External Shipments (Tons)	2,966,124	3,071,735	2,837,126

Steel Mill Production (Tons)	3,039,367	3,021,593	2,838,233

Metals Recycling
Nonferrous shipments (000's of pounds)	197,385	233,080	195,003
Ferrous shipments (Gross tons)	1,473,457	1,452,432	1,521,629
External ferrous shipments (Gross tons)	553,367	557,618	507,102
Steel Fabrication
Average sales price (Per ton)	$2,478	$2,599	$2,509
Shipments (Tons)	143,422	135,581	138,375

*   Includes Heartland, The Techs, United Steel Supply, and New Process Steel (beginning December 1, 2025) operations